UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2019

Blue Eagle Lithium Inc.

( Exact Name of Registrant as specified in its Charter )

Nevada	000-55588	35-2636271
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2831 St. Rose Parkway, Suite 200,

Henderson, NV

( Address of principal executive offices )

Registrant’s telephone number, including area code: (702) 899-3369

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 22, 2019, the Company entered into an agreement (the “Agreement”) with of Rangefront Geological (“Rangefront”), pursuant to which the Company agreed to purchase 100% working interest in 50 mineral claims covering approximately 1,000 acres in the Railroad Valley of Nevada with an option to acquire an additional 26 mineral claims comprising an additional 520 acres in the Railroad Valley of Nevada. The parties agreed on a purchase price for the 50 mineral claims, which will be paid by the Company issuing and delivering to Rangefront 200,000 restricted shares in the common stock of the capital of the Company as well as paying ninety (90) days following the signing of the Agreement, $2,250 in county fees, $10,600 in BLM fees, and transfer fees of $1,000 as well as paying within fifteen (15) days of the signing of the Agreement staking fees of $7,500. The option for the additional 26 mineral claims is valid for 30 business days from the closing of the Agreement and will require the company within thirty (30) days from the closing of the agreement to issue an additional 100,000 restricted shares in the common stock of the capital of the Company as well as a payment of $7,500 in cash and within ninety (90) days pay county and BLM fees of $6,682. Rangefront will retain a 1.0% royalty on revenues derived from the sale of lithium concentrate and other ores extracted from the mineral claims. The Company has the right to purchase 0.5% of the royalty at anytime for $1,000,000. See Exhibit 10.1 - Property Purchase Agreement for more details.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title of Document
10.1	Property Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Blue Eagle Lithium Inc.

	By:	/s/ Rupert Ireland
Date: April 24, 2019		Rupert Ireland, President